                                                                   EXHIBIT B
                                                                  EXECUTION COPY



================================================================================







                          AGREEMENT AND PLAN OF MERGER




                                      among




                               JOHNSON & JOHNSON,


                              INO ACQUISITION CORP.


                                       and


                                 INNOTECH, INC.






                          Dated as of February 10, 1997






================================================================================

                                TABLE OF CONTENTS


                          AGREEMENT AND PLAN OF MERGER



                                    ARTICLE I

                                    THE OFFER

                                                                            Page
                                                                            ----
Section 1.01   The Offer.....................................................  2
Section 1.02   Company Actions...............................................  4


                                   ARTICLE II

                                   THE MERGER

Section 2.01   The Merger....................................................  6
Section 2.02   Closing.......................................................  7
Section 2.03   Effective Time................................................  7
Section 2.04   Effects of the Merger.........................................  7
Section 2.05   Certificate of Incorporation and By-laws......................  7
Section 2.06   Directors.....................................................  7
Section 2.07   Officers......................................................  8


                                   ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.01   Effect on Capital Stock.......................................  8
Section 3.02   Exchange of Certificates......................................  9

                                   ARTICLE IV


                   REPRESENTATIONS & WARRANTIES OF THE COMPANY

Section 4.01   Organization.................................................  11
Section 4.02   Subsidiaries.................................................  12
Section 4.03   Capitalization...............................................  12
Section 4.04   Authority....................................................  13
Section 4.05   Consent and Approvals; No Violations.........................  13
Section 4.06   SEC Documents; Financial Statements..........................  14
Section 4.07   Information Supplied.........................................  15
Section 4.08   Absence of Certain Changes or Events.........................  16
Section 4.09   Litigation...................................................  16
Section 4.10   Contracts....................................................  17
Section 4.11   Compliance with Laws.........................................  17
Section 4.12   Environmental Matters........................................  18
Section 4.13   Absence of Changes in Benefit Plans; Labor
                    Relations...............................................  19
Section 4.14   ERISA Compliance.............................................  19
Section 4.15   Taxes........................................................  21
Section 4.16   No Excess Parachute Payments.................................  22
Section 4.17   Title to Properties..........................................  22
Section 4.18   Intellectual Property........................................  23
Section 4.19   Distribution Agreements......................................  24
Section 4.20   Voting Requirements..........................................  24
Section 4.21   State Takeover Statutes......................................  24
Section 4.22   Brokers; Schedule of Fees and Expenses.......................  24
Section 4.23   Opinion of Financial Advisor.................................  25


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                OF PARENT AND SUB

Section 5.01   Organization.................................................  25
Section 5.02   Authority....................................................  26
Section 5.03   Consents and Approvals; No Violations........................  26
Section 5.04   Information Supplied.........................................  27
Section 5.05   Interim Operations of Sub....................................  27
Section 5.06   Brokers......................................................  28

Section 5.07   Financing....................................................  27
Section 5.08   State Takeover Statutes......................................  28



                                   ARTICLE VI

                                    COVENANTS

Section 6.01   Conduct of Business..........................................  28
Section 6.02   No Solicitation..............................................  31
Section 6.03   Certain Tax Matters..........................................  33
Section 6.04   Other Actions................................................  34
Section 6.05   Advice of Changes; Filings...................................  34


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

Section 7.01   Stockholder Approval; Preparation of Proxy
                    Statement...............................................  34
Section 7.02   Access to Information; Confidentiality.......................  35
Section 7.03   Reasonable Efforts; Notification.............................  36
Section 7.04   Stock Option Plans and Warrants..............................  37
Section 7.05   Indemnification, Exculpation and Insurance...................  38
Section 7.06   Directors....................................................  40
Section 7.07   Fees and Expenses............................................  40
Section 7.08   Public Announcements.........................................  42
Section 7.09   Continuation of Benefits.....................................  42
Section 7.10   Stop Transfer................................................  42


                                  ARTICLE VIII

                                   CONDITIONS

Section 8.01   Conditions to Each Party's Obligation to Effect
                    the Merger..............................................  43

                                   ARTICLE IX

                            TERMINATION AND AMENDMENT

Section 9.01   Termination..................................................  44
Section 9.02   Effect of Termination........................................  46
Section 9.03   Amendment....................................................  46

Section 9.04   Extention; Waiver............................................  47
Section 9.05   Procedure for Termination, Amendment,
                    Extention or Waiver.....................................  47


                                    ARTICLE X

                                  MISCELLANEOUS

Section 10.01  Nonsurvival of Representations, Warranties
                    and Agreements..........................................  48
Section 10.02  Notices......................................................  48
Section 10.03  Interpertation...............................................  49
Section 10.04  Counterparts.................................................  50
Section 10.05  Entire Agreement; Third Party Beneficiaries..................  50
Section 10.06  Governing Law................................................  50
Section 10.07  Publicity....................................................  50
Section 10.08  Assignment...................................................  50
Section 10.09  Enforcement..................................................  51



EXHIBIT A      Conditions of the Offer......................................

                                                                  EXECUTION COPY


                           AGREEMENT AND PLAN OF MERGER dated as of February 10,
                  1997, among JOHNSON & JOHNSON, a New Jersey corporation ("Parent"), INO ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and INNOTECH, INC., a Delaware corporation (the "Company").


         WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer to purchase all the outstanding shares of Common Stock, par value $0.001 per share, of the Company (the "Company Common Stock"; all the outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares") at a purchase price of $13.75 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement (as it may be amended from time to time as permitted under this Agreement, the "Offer"); and the Board of Directors of the Company has adopted resolutions approving the Offer and the Merger (as defined below), recommending that the Company's stockholders accept the Offer and approving the acquisition of Shares by Sub pursuant to the Offer and the Stockholder Agreement (as defined below);

         WHEREAS the respective Boards of Directors of Parent, Sub and the Company have each approved the merger of Sub into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each Share, other than Shares owned directly or indirectly by Parent or the Company and Dissenting Shares (as defined in Section 3.01(d)), will be converted into the right to receive the price per share paid in the Offer;

         WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, Parent, Sub and certain stockholders of the Company are entering into a Stockholder Agreement (the "Stockholder Agreement") pursuant to which such stockholders have, among other things, agreed to sell all such stockholders' Shares to Sub at a cash price per Share equal to the Offer Price, or such higher price per Share as may be offered by Sub in the Offer, upon the terms and subject to the conditions set forth in the Stockholder Agreement;


         WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, Parent and certain stockholders of the Company who are employed by the Company are entering into Noncompetition Agreements (the "Noncompetition Agreements") pursuant to which such stockholders have, among other things, agreed to not have any Relationship (as defined in the Noncompetition Agreements) with certain third parties during the Noncompetition Period (as defined in the Noncompetition Agreements); and

         WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.


         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:


                                    ARTICLE I

                                    The Offer

         SECTION 1.01. The Offer. (a) Provided that none of the conditions set forth on Exhibit A hereto shall have occurred and be continuing, as promptly as practicable but in no event later than five business days after the date of the public announcement (on the date hereof or the following day) by Parent and the Company of this Agreement, Sub shall, and Parent shall cause Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act (as hereinafter defined)) the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer, conduct and consummate the Offer and accept for payment, and pay for, any Shares tendered and not withdrawn pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "Offer Conditions") (any of which (other than the condition as to HSR Act (as hereinafter defined) compliance) may be waived in whole or in part by Sub in its sole discretion, provided that, without the express written consent of the Company, Sub may not waive the Minimum Condition (as defined in Exhibit A)). Sub expressly reserves the right, subject to compliance with the Exchange Act, to modify the terms of the Offer, except that, without the express written consent of the Company, Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) add to or modify the Offer Conditions,
(iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend or alter any other term of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, Sub may, without the consent of the Company, (A) extend the Offer for a specified period, if at the scheduled or any extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, but in no event to a date more than 90 calendar days from the commencement of the Offer, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, (C) extend the Offer pursuant to Section 9.01(d) and (D) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 5 business days beyond the latest expiration date that would otherwise be permitted under clause (A), (B) or (C) of this sentence; provided, however, that the aggregate period of all extensions under clauses (A), (B), (C) and (D) may not extend the expiration date of the Offer to a date more than 90 calendar days from the commencement of the Offer. Subject to the terms and conditions of the Offer and this Section 1.01(a), Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer.

         (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Sub agree that the Offer

Documents shall comply as to form in all material respects with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and the Offer Documents, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to written information supplied by the Company or any of its stockholders specifically for inclusion or incorporation by reference in the Offer Documents. Parent, Sub and the Company each agrees promptly to correct any written information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

         (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds sufficient to accept for payment, and pay for, any and all Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

         SECTION 1.02. Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement and the Stockholder Agreement, the Offer and the Merger, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and approve and adopt this Agreement (if required). The Company represents that its Board of Directors has received the opinion dated February 10, 1997 of Prudential Securities Incorporated ("Prudential Securities") that, as of such date and based upon and subject to the matters set forth therein, the cash consideration to be received by the holders of Shares pursuant to the Offer and the Merger was fair from a financial point of view to such holders, and a complete and correct signed copy of such opinion has been delivered by the Company to Parent.

         (b) On the date the Offer Documents are filed with the SEC, or promptly thereafter, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in paragraph 1.02(a) and shall mail the Schedule 14D-9 to the stockholders of the Company. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to written information supplied by Parent or Sub specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to correct any written information provided by it for use in the
Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

         (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, promptly deliver, and will use their best efforts to cause their agents promptly to deliver, to the Company all copies of such information then in their possession or control.


                                   ARTICLE II

                                   The Merger

         SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. Notwithstanding the foregoing, Parent may elect at any time prior to the Merger, instead of merging Sub into the Company as provided above, to merge the Company with and into Sub. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and, where appropriate, to provide that the Sub shall be the Surviving Corporation and will continue under the name "Innotech, Inc." At the election of Parent, any direct or indirect wholly owned
subsidiary (as defined in Section 10.03) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

         SECTION 2.02. Closing. The closing of the Merger will take place at 10:00 a.m. (New York City time) on a date to be specified by Parent or Sub, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another date, time or place is agreed to in writing by the parties hereto.

         SECTION 2.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL and other applicable law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time specified in the Certificate of Merger as Sub and the Company shall agree (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

         SECTION 2.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

         SECTION 2.05. Certificate of Incorporation and By-laws. (a) The Second Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         (b) The by-laws of the Company (the "By-laws") as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

         SECTION 2.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  SECTION 2.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                   ARTICLE III

                Effect of the Merger on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

                  SECTION 3.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Sub:

                  (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.001 per share, of the Surviving Corporation.

                  (b) Cancelation of Treasury Stock and Parent Owned Stock. Each Share that is owned by the Company and each Share that is owned by Parent, Sub or any other direct or indirect wholly owned subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (c) Conversion of Company Common Stock. Subject to Section 3.01(d), each issued and outstanding Share (other than Shares to be canceled in accordance with Section 3.01(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price actually paid in the Offer (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger
         Consideration, without interest.


                  (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who has neither voted in favor of the Merger nor consented in writing thereto and otherwise complies with all the applicable provisions of the DGCL concerning the right of holders of Company Common Stock to dissent from the Merger and require appraisal of their Shares ("Dissenting Shares") shall not be converted as described in Section 3.01(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) if and after Sub shall have accepted for payment Shares pursuant to and subject to the conditions of the Offer (including the Minimum Condition) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                  SECTION 3.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a substantial bank or trust company to act as paying agent in the Merger (the "Paying Agent"). Parent shall cause the Surviving Corporation to deposit with the Paying Agent in separate trust for holders of the Certificates (as hereinafter defined) immediately available funds in an amount sufficient for the payment of the aggregate Merger Consideration for the shares converted pursuant to Section 3.01(c) (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

                  (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and
         (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Paying Agent shall pay pursuant to irrevocable instructions given by Sub or Parent, the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to
         Section 3.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

                  (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason except notation thereon that a stockholder has elected to exercise his right to appraisal pursuant to the DGCL they shall be canceled and exchanged as provided in this Article III.

         (d) No Liability. Any funds deposited with the Paying Agent that remain unclaimed by the former stockholders of the Company for six (6) months after the Effective Time shall be paid to the Surviving Corporation upon demand, and any former stockholders of the Company who have not theretofore complied with the instructions for exchanging their Certificates provided herein shall thereafter look only to the Surviving Corporation for payment of their claims for the

Merger Consideration set forth in Section 3.01 hereof for each Share held by such stockholder, without any interest thereon. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.05)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.


                                   ARTICLE IV

                  Representations and Warranties of the Company

         The Company represents and warrants to Parent and Sub as follows:

         SECTION 4.01. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a material adverse effect (as defined in Section 10.03) on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. The Company has made available to Parent complete and correct copies of its Certificate of Incorporation and By-laws, as amended to the date of this Agreement.

                  SECTION 4.02. Subsidiaries. The Company has no subsidiaries.

                  SECTION 4.03. Capitalization. The authorized capital stock of the Company consists of 70,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.001 per share ("Company Preferred Stock"). At the close of business on December 31, 1996, (i) 8,955,603 Shares were issued and outstanding,
(ii) 0 Shares were held by the Company in its treasury, (iii) 1,597,250 Shares were reserved for issuance upon exercise of outstanding Company Stock Options (as defined in Section 7.04), (iv) 102,482 Shares were issuable upon the exercise of outstanding warrants and (v) no shares of Company Preferred Stock were issued and outstanding. Except as set forth above, since December 31, 1996 no shares of capital stock or other voting securities of the Company were issued, reserved for issuance, issuable or outstanding. All outstanding Shares are, and all Shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which any of them is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

                  SECTION 4.04. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the Shares (the "Company Stockholder Approval")). The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to the Merger, the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                  SECTION 4.05. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (including the filing with the SEC of the Schedule 14D-9 and a proxy or information statement relating to any required approval by or meeting of the Company's stockholders of this Agreement (the "Proxy Statement")), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the DGCL, the laws of other states in which the Company is qualified to do or is doing business, state takeover laws and foreign laws, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of the Company,
(ii) require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger), (iii) except as set forth on
Schedule 4.05, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancelation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, except in the case of clauses (iii) or (iv) for violations, breaches or defaults that could not reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger.

                  SECTION 4.06. SEC Documents; Financial Statements. The Company has filed with the SEC all reports, forms, schedules and statements and other documents required to be filed by it since March 14, 1996 (the "SEC Documents"). As of their respective filing dates, (i) the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Documents filed and publicly available prior to the date of this Agreement and liabilities and obligations that would not, individually or in the aggregate, have a material adverse effect on the Company, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a balance sheet of the Company or in the notes thereto.

                  SECTION 4.07. Information Supplied. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9,
(iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or (iv) the Proxy Statement, will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 7.01), as such Proxy Statement may be amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

                  SECTION 4.08. Absence of Certain Changes or Events. Except as disclosed in the SEC Documents (including exhibits thereto) filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents"), and except as set forth on Schedule 4.08 hereto, since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company has conducted its business only in the ordinary course, and there has not been
(i) any material adverse change in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company to any officer of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (y) any granting by the Company to any officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents or (z) any entry by the Company into any employment, severance or termination agreement with any officer, (v) any damage, destruction or loss to property, whether or not covered by insurance, that has or could reasonably be expected to have a material adverse effect on the Company, or (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

                  SECTION 4.09. Litigation. Except as disclosed in the Filed SEC Documents and except as disclosed on Schedule 4.09 hereto, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company, or prevent or materially delay the consummation of the Offer and/or the Merger, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company having, or which could reasonably be expected to have, any such effect.

                  SECTION 4.10. Contracts. Except as disclosed in the Filed SEC Documents or set forth on Schedule 4.10 and delivered or made available to Parent, there are no contracts or agreements that are material to the business, financial condition or results of operations of the Company. The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not, individually or in the aggregate, reasonably be expected to result in a material adverse affect on the Company.

                  SECTION 4.11. Compliance with Laws. Except as disclosed in the Filed SEC Documents, the Company is in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity applicable to its business or operations, except for instances of actual or possible noncompliance that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. The Company has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws (as defined below) ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, except for the failure to have such Permits that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company. There has occurred no default under any Permit, except for defaults under Permits that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any investigation or review, other than, in each case, those the outcome of which could not be reasonably expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger.

                  SECTION 4.12. Environmental Matters. Except as set forth in
Schedule 4.12:

                  (i) the Company is, and has been, in compliance with all applicable Environmental Laws (as defined below), except for actual or possible noncompliance which individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company. The term "Environmental Laws" means any Federal, state, provincial, regional, municipal, local or foreign judgment, order, decree, statute, law, ordinance, rule, regulation, code, permit, consent, approval, license, writ, decree, directive, injunction or other enforceable requirement, including any registration requirement, relating to: (A) Releases (as defined below) or threatened Releases of Hazardous Materials (as defined below) into the environment; (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials; or (C) otherwise relating to pollution or protection of health or safety or the environment;

                  (ii)  there has been no Release or threatened Release of

Hazardous Materials, in, on, under or affecting any property now or previously owned, leased or operated by the Company or, to the knowledge of the Company, any adjacent site, except in each case for those Releases which individually or in the aggregate could not be reasonably expected to have a material adverse effect on the Company. The term "Release" has the meaning set forth in 42 U.S.C.
Section 9601(22). The term "Hazardous Materials" means any pollutant, contaminant, hazardous, radioactive or toxic substance, material, constituent or waste, or any other waste, substance, chemical or material regulated under any Environmental Law, including (1) petroleum, crude oil and any fractions thereof,
(2) natural gas, synthetic gas and any mixtures thereof, (3) asbestos and/or asbestos-containing material, (4) radon and (5) polychlorinated biphenyls ("PCBs"), or materials or fluids containing PCBs;

                  (iii) the Company has not received any written or, to the knowledge of any of the Company's senior executive officers, oral, notice of a pending or threatened action, demand, investigation or inquiry by any Governmental Entity or other person relating to any actual or potential violations of Environmental Law or any actual or potential obligation to investigate or remediate a Release or threatened Release of any Hazardous Materials; and

                  (iv) the Company has not assumed, whether by contract or, to the Company's knowledge, operation of law, any liabilities or obligations arising under Environmental Laws in connection with formerly owned, leased or operated properties or facilities or in connection with any formerly owned divisions, subsidiaries, companies or other entities, except in each case for those which individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company.

                  SECTION 4.13. Absence of Changes in Benefit Plans; Labor Relations. Except as disclosed in the Filed SEC Documents and except as disclosed on Schedule 4.13 hereto, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan or arrangement providing benefits to any current or former employee, officer or director of the Company. Except as set forth in Schedule 4.13 or as disclosed in the Filed SEC Documents, there exist no employment, consulting, severance, termination or indemnification agreements or arrangements between the Company and any current or former employee, officer or director of the Company. There are no collective bargaining or other labor union agreements to which the Company is a party or by which it is bound. To the best knowledge of the Company, since January 1, 1994, the

Company has not encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

                  SECTION 4.14. ERISA Compliance. (i) Schedule 4.14(i) contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other benefit plans maintained or contributed to by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other person or entity, a "Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors of the Company (collectively, "Benefit Plans"). The Company has delivered or made available to Parent true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (4) each trust agreement and group annuity contract relating to any Benefit Plan. Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company and all the Benefit Plans are all in compliance in all material respects with applicable provisions of ERISA and the Code (as defined below).

                  (ii) Except as disclosed in Schedule 4.14(ii), all Pension Plans intended to qualify under Section 401(a) of the Code have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under
Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. All amendments to Pension Plans required under ERISA and the Code to be adopted by the Company by December 31, 1994, have been adopted.

                  (iii) No Commonly Controlled Entity has within the five year period immediately preceding the date of this Agreement maintained, contributed to or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA. No Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

                  (iv) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Schedule 4.14(iv), (1) no such Benefit Plan (excluding severance plans) is unfunded or funded through a "welfare benefits fund", as such term is defined in Section 419(e) of the Code, (2) each such Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies substantially with the applicable requirements of Section 4980B(f) of the Code and (3) except as provided in writing in such plan, there are no understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former employees) from being amended or terminated without material liability to the Company on or at any time after the Effective Time.

                  (v) Schedule 4.14(v) lists all outstanding Stock Options as of December 31, 1996, showing for each such Option: (1) the number of Shares issuable, (2) the number of vested Shares, (3) the date of grant and (4) the exercise price.

                  (vi) Except as set forth on Schedule 4.14(vi) and except with respect to the Stock Options, no employee of the Company will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement. It shall be assumed for purposes of the preceding sentence that no payments will be received by, or accelerated to, any such employee as a result of the termination of such individual's employment by the Surviving Corporation after the Effective Time.

                  SECTION 4.15. Taxes. The Company has filed all tax returns and reports required to be filed by it and, except with respect to state sales taxes, has paid all material taxes due and required to be paid by it and, except with respect to state sales taxes, the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any taxes which remain outstanding have been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such taxes are pending. None of the Federal income tax returns of the Company have been examined by the United States Internal Revenue Service. As of

December 31, 1995, the Company had Federal net operating loss carryforwards (the "NOL Carryforwards") totalling $21,670,941. The Company had an additional loss for book purposes of $10,822,452 for 1996. Schedule 4.15 sets forth the periods during which the NOL Carryforwards arose and the expiration dates of the NOL Carryforwards, identifies which amounts are currently limited under Section 382 of the Code or the "separate return limitation year" ("SRLY") rules of the consolidated return regulations, and, in the case of NOL Carryforwards currently limited under Section 382 of the Code, the relevant Section 382 limitation (within the meaning of Section 382(b)(1) of the Code). As used in this Agreement, "taxes" shall mean all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or other governmental charges in the nature of a tax as well as any interest, penalties and additions to tax.

                  SECTION 4.16. No Excess Parachute Payments. Except as set forth on Schedule 4.16 and as contained in documents delivered to Parent or its representatives, no amount that could be received pursuant to the Benefit Plans or any executed and delivered agreements between the Company and any officer thereof in effect as of the date of this Agreement (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). It shall be assumed for purposes of the preceding sentence that no payments will be received by, or accelerated to, any such disqualified individual as a result of the termination of such individual's employment by the Surviving Corporation after the Effective Time. To the best knowledge of the Company, no disqualified individual is entitled to receive any additional payment from the Company, the Surviving Corporation, or any other person referred to in Q&A 10 under proposed Treasury Regulation Section 1.280G-1 (a "Parachute Gross-Up Payment") in the event that the 20 per cent parachute excise tax of Section 4999(a) of the Code is imposed on such person. The Board of Directors of the Company has not during the six months prior to the date of this Agreement granted to any officer, director or employee of the Company any right to receive any Parachute Gross-Up Payment.

                  SECTION 4.17. Title to Properties. (i) Except as set forth in
Schedule 4.17, the Company has good and marketable title to, or valid leasehold interests in or valid rights to, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that, in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted. All such material assets and properties, other than assets and properties in which the Company has a leasehold interest, are free and clear of all Liens other than those set forth in Schedule 4.17 and except for Liens that, in the aggregate, do not materially interfere with the ability of the Company to conduct its business as currently conducted.

                  (ii) Except as set forth in Schedule 4.17, the Company has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. The Company enjoys peaceful and undisturbed possession under all such material leases, except for failures to do so that could not in the aggregate be reasonably expected to have a material adverse effect on the Company.

                  SECTION 4.18. Intellectual Property. The Company owns, or is validly licensed or otherwise has the right to use, without any obligation to make any fixed or contingent payments, including any royalty payments, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (certain of which computer programs may require royalty payments) that are material to the conduct of the business of the Company as now operated (collectively, "Intellectual Property Rights"). Schedule 4.18 sets forth a description of all patents, trademarks and copyrights and applications therefor owned by or licensed to the Company that are material to the conduct of the business of the Company as now operated. Except as set forth in Schedule 4.18, no claims are pending or, to the knowledge of the Company, threatened that the Company is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, except as set forth in Schedule 4.18, no person is infringing the rights of the Company with respect to any Intellectual Property Right. The Company has not licensed, or otherwise granted, to any third party, any rights in or to any Intellectual Property Rights.

                  SECTION 4.19. Distribution Agreements. Schedule 4.19 is a complete list of all contracts or agreements and such Schedule contains a true and complete description of any oral arrangements or understandings, to which the Company is a party relating to the distribution, sale or marketing by third parties of the Company's products or products licensed by the Company. The Company has made available to Parent and its representatives true and correct copies of all contracts and agreements to which the Company is a party relating to the distribution, sale or marketing by third parties of the Company's products or products licensed by the Company.

                  SECTION 4.20. Voting Requirements. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

                  SECTION 4.21. State Takeover Statutes. The Board of Directors of the Company has approved the Merger, this Agreement and the Stockholder Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Stockholder Agreement, and the transactions contemplated by this Agreement and the Stockholder Agreement, the provisions of Section 203 of the DGCL to the extent, if any, such Section is applicable to the Merger, this Agreement, the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stockholder Agreement or the transactions contemplated by this Agreement or the Stockholder Agreement.

                  SECTION 4.22. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Prudential, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The fees and expenses incurred and to be incurred in connection with this Agreement and the transactions contemplated by this Agreement (other than printing and mailing costs and expenses), including, without limitation, the fees and expenses of Prudential Securities and the fees and expenses of the Company's legal counsel (including any counsel retained by the independent committee of the Board of Directors of the Company or any other counsel retained to represent the interests of the Company or its shareholders), shall be as set forth on Schedule 4.22.

                  SECTION 4.23. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion dated February 10, 1997 of Prudential, that, as of such date and based upon and subject to the matters set forth therein, the cash consideration to be received by holders of Shares pursuant to the Offer and the Merger was fair from a financial point of view to such holders, a signed copy of which opinion has been delivered to Parent.


                                    ARTICLE V

                         Representations and Warranties
                                of Parent and Sub

                  Parent and Sub represent and warrant to the Company as

follows:

                  SECTION 5.01. Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not be reasonably expected to prevent or materially delay the consummation of the Offer and/or the Merger. Parent has delivered to the Company complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Sub, in each case as amended to the date of this Agreement.

                  SECTION 5.02. Authority. Parent and Sub have requisite corporate power and authority to execute and deliver this Agreement and the Stockholder Agreement, and to consummate the transactions contemplated by this Agreement and the Stockholder Agreement. The execution, delivery and performance of this Agreement and the Stockholder Agreement, and the consummation of the transactions contemplated by this Agreement and the Stockholder Agreement, have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or the Stockholder Agreement or to consummate the transactions contemplated hereby or thereby. No vote of Parent shareholders is required to approve this Agreement or the Stockholder Agreement or the transactions contemplated hereby or thereby. Each of this Agreement and the Stockholder Agreement has been duly executed and delivered by Parent and Sub, and, assuming such Agreement constitutes a valid and binding obligation of the other parties thereto, constitutes a valid and binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms.

                  SECTION 5.03. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (including the filing with the SEC of the Offer Documents), the HSR Act, the DGCL, the laws of other states in which Parent is qualified to do or is doing business, state takeover laws and foreign laws, neither the execution, delivery or performance of this Agreement or the Stockholder Agreement by Parent and Sub, nor the consummation by Parent and Sub of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent and Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any

Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not reasonably be expected to prevent or materially delay the consummation of the Offer and/or the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancelation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which could not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Offer and/or the Merger.

                  SECTION 5.04. Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9,
(iii) the Information Statement or (iv) the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

                  SECTION 5.05. Interim Operations of Sub. Sub (and any other wholly owned subsidiary of Parent which may be used to effect the Offer and the Merger pursuant to Section 2.01) was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                  SECTION 5.06. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

                  SECTION 5.07. Financing. Parent has sufficient funds readily available to purchase, or to cause Sub to purchase, all the Shares pursuant to the Offer and the Merger and to pay all fees and expenses payable by Parent or Sub related to the transactions contemplated by this Agreement.

                  SECTION 5.08. State Takeover Statutes. To the best of Parent's knowledge, no state takeover statute (other than Section 203 of the DGCL) or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stockholder Agreement or the transactions contemplated by this Agreement or the Stockholder Agreement.


                                   ARTICLE VI

                                    Covenants

                  SECTION 6.01. Conduct of Business. During the period from the date of this Agreement to the Effective Time or termination of this Agreement pursuant to Section 9.01 hereof, except as otherwise contemplated hereby or to the extent that Parent shall otherwise consent in writing, the Company shall carry on its business in the ordinary course consistent with the manner as heretofore conducted and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having significant business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing):

                  (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Shares of its capital stock, or (z) purchase, redeem or otherwise acquire any Shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Shares upon the exercise of Company Stock Options or warrants to purchase Shares outstanding on the date of this Agreement in accordance with their present terms) or as provided for herein;

                  (iii) amend its Certificate of Incorporation or By-laws or other comparable charter or organizational documents;

                  (iv) (x) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division therefor or (B) except as set forth on Schedule 6.01(iv), any assets that are material, individually or in the aggregate, to the Company, except purchases of inventory in the ordinary course of business consistent with past practice; or (y) exercise its options to acquire units of Prism Ophthalmics, L.L.C. ("Prism"), or materially amend, modify or otherwise alter the terms of such option, or increase its ownership or control of Prism, through the purchase of equity securities, any contract or other agreement or otherwise;

                  (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except sales of inventory or sales or licenses of immaterial assets, in each case in the ordinary course of business consistent with past practice;

                  (vi) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (z) make any loans, advances (other than to employees of the Company in the ordinary course of business) or capital contributions to, or investments in, any other person;

                  (vii) except for the items listed on Schedule 6.01(vii), make or agree to make any new capital expenditure or expenditures with respect to property, plant or equipment which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $200,000;

                  (viii) make any material tax election or settle or compromise any material income tax liability;

                  (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company is a party;

                  (x) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which the Company is a party, or waive, release or assign any material rights or claims;

                  (xi) enter into any contracts, agreements, arrangements or understandings relating to the distribution, sale or marketing by third parties of the Company's products or products licensed by the Company;

                  (xii) except as required to comply with applicable law, (A) adopt, enter into, terminate or amend any Benefit Plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) except as set forth on Schedule 6.01(xii), increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses, including under the Management Incentive Compensation Plan, in the ordinary course of business consistent with past practice), (C) pay any benefit not provided for under any Benefit Plan, (D) except as permitted in clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreement or awards made thereunder) or (E) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan; or

                  (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

                     SECTION 6.02. No Solicitation. (a) The Company shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties other than Parent and Sub that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). The Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or
(ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the acceptance for payment of Shares pursuant to and subject to the conditions (including the Minimum Condition) of the Offer, the Board of Directors of the Company (or its Special Committee) determines in good faith, after consultation with outside counsel, that failure to do so would create a substantial risk of liability for breach of its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal that was unsolicited or that did not otherwise result from a breach of this Section 6.02(a), and subject to compliance with Section 6.02(c), (x) furnish information with respect to the Company to any person pursuant to a customary and reasonable confidentiality agreement and (y) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of the Company or any investment banker, financial advisor, attorney, accountant or other representative of the Company's, acting on behalf of the Company, shall be deemed to be a breach of this Section 6.02(a) by the Company. For purposes of this Agreement, "Takeover Proposal" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company or 20% or more of any class of outstanding equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

                  (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, this Agreement or the Merger,
(ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (an "Acquisition Agreement") with respect to any Takeover Proposal unless the Board of Directors of the Company shall have terminated this Agreement pursuant to
Section 9.01(d).

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.02, the Company shall immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal or any inquiry regarding the making of a Takeover

Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the person making such request, Takeover Proposal or inquiry. The Company will, to the extent reasonably practicable, keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

                  (d) Nothing contained in this Section 6.02 shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company (or its Special Committee), after consultation with outside counsel, failure so to disclose would create a substantial risk of liability for breach of its fiduciary duties to the Company's stockholders under applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 6.02(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer, the Merger or this Agreement or approve or recommend, or propose to approve or recommend, a Takeover Proposal; provided, further, that the taking of a position by the Company pursuant to Rule 14e-2(a)(2) or (3) of the Exchange Act in respect of a Takeover Proposal shall not be deemed a withdrawal, a modification or a proposal to do either, of its position with respect to the Offer or the Merger for purposes hereof.

                  SECTION 6.03. Certain Tax Matters. From the date hereof until the Effective Time, (i) the Company will file all tax returns and reports ("Post-Signing Returns") required to be filed; (ii) the Company will timely pay all taxes shown as due and payable on the Company's Post-Signing Returns that are so filed; (iii) the Company will make provision for all taxes payable by the Company for which no Post-Signing Return is due prior to the Effective Time; and
(iv) the Company will promptly notify Parent of any action, suit, proceeding, claim or audit pending against or with respect to the Company in respect of any tax where there is a reasonable possibility of a determination or decision which would reasonably be expected to have a significant adverse effect on the Company's tax liabilities or tax attributes.

                  SECTION 6.04. Other Actions. The Company shall not take any action that could reasonably be expected to result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the Offer Conditions not being satisfied (subject to the Company's right to take actions specifically permitted by Section 6.02 or 9.01).

                  SECTION 6.05. Advice of Changes; Filings. The Company shall confer with Parent on a regular and frequent basis as reasonably requested by Parent, report on operational matters and promptly advise Parent orally and, if requested by Parent, in writing of any material adverse change with respect to the Company. The Company shall promptly provide to Parent (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.


                                   ARTICLE VII

                              Additional Agreements

                  SECTION 7.01. Stockholder Approval; Preparation of Proxy Statement. (a) If the Company Stockholder Approval is required by law, the Company will, as soon as practicable following the acceptance for payment of, and payment for, Shares by Sub pursuant to and subject to the conditions (including the Minimum Condition) of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. The Company will, through its Board of Directors, recommend to its stockholders that the Company Stockholder Approval be given. Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with

Section 253 of the DGCL.

                  (b) If the Company Stockholder Approval is required by law, the Company will, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects; provided, that Parent shall identify its objections and fully cooperate with the Company to create a mutually satisfactory Proxy Statement.

                  (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent or any subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

                  SECTION 7.02. Access to Information; Confidentiality. The Company shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time or termination of this Agreement pursuant to Section 9.01 hereof to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent
(a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by law, Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any and all information received from the Company, directly or indirectly, in confidence, according to the terms of the confidentiality agreement dated as of November 27, 1995, among the Company, Parent and Johnson & Johnson Vision Products, as amended on August 1, 1996 and January 31, 1997 (as amended, the "Confidentiality Agreement").

                  SECTION 7.03. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, and the other transactions contemplated by this Agreement, including
(i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from this parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall
(i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement, the Stockholder Agreement or any of the other transactions contemplated by this Agreement or the Stockholder Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement, the Stockholder Agreement or any other transaction contemplated by this Agreement or the Stockholder Agreement, at Parent's sole cost take all action reasonably necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, this Agreement, the Stockholder Agreement and the other transactions contemplated by this Agreement or the Stockholder Agreement. Nothing in this Agreement shall be deemed to require Parent to dispose of any significant asset or collection of assets.

                  (b) The Company shall give prompt notice to Parent of (i) any representation or warranty made by it contained in this Agreement that it qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be compiled with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreement of the parties or the conditions to the obligations of the parties under this Agreement.

                  SECTION 7.04. Stock Option Plans and Warrants. (a) As soon as practicable following the date of this Agreement but in no event later than the consummation of the Offer, the Company (or, if appropriate, the Board of Directors of the Company or any committee administering the Stock Option Plans (as defined below)) shall (including by adopting resolutions or taking any other actions) ensure that, except as set forth on Schedule 7.04(a), each outstanding option to purchase Shares (a "Company Stock Option") heretofore granted under any stock option, stock appreciation rights or stock purchase plan, program or arrangement of the Company (collectively, the "Stock Option Plans") and each outstanding warrant to purchase Shares (a "Warrant") in each case outstanding immediately prior to the consummation of the Offer, whether or not then exercisable, shall either (x) be cancelled immediately prior to the Effective Time in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (y) the number of Shares subject to such Company Stock Option or Warrant immediately prior to the Effective Time and (z) the excess of the price per Share to be paid in the Offer over the per Share exercise price of such Company Stock Option or Warrant (the "Net Amount") or (y) be converted immediately prior to the Effective Time into the right solely to receive the Net Amount; provided, however, that no such cash payment has been made. The Company (or, if appropriate, the Board of Directors of the Company or any committee administering the Stock Option Plans) shall use its reasonable best efforts to ensure that immediately prior to the Effective Time the Company Stock Options and Warrants set forth on Schedule 7.04(a) are cancelled or converted as set forth above. The Company shall not make, or agree to make, any payment of any kind to any holder of a Company Stock Option or a Warrant (except for the payment described above) without the consent of Parent (which consent will not be unreasonably withheld).

                  (b) Subject to Section 7.04(a), all Stock Option Plans shall terminate as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time. The Company shall ensure that following the consummation of the Offer, other than with respect to the Company Stock Options and Warrants set forth on Schedule 7.04(a), no holder of a Company Stock Option or Warrant or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation, and the Company shall use its reasonable best efforts to ensure that following the Effective Time, no holder of a Company Stock Option or Warrant set forth on Schedule 7.04(a) or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.


                  (c) The Surviving Corporation shall continue to be obligated to pay the Net Amount to holders of any Company Stock Options or Warrants converted in accordance with clause (y) of Section 7.04(a).

                  SECTION 7.05. Indemnification, Exculpation and Insurance. (a) Parent agrees that all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transactions contemplated by this Agreement) existing now or at the Effective Time in favor of the current or former directors or officers of the Company as provided in its Certificate of Incorporation, its By-laws (each as in effect on the date hereof) and reasonable indemnification agreements shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms for a period of not less than six years after the Effective Time; provided however, that if any claims are asserted or made within such six year period, all rights to indemnification (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims.

                  (b) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.05. In the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, Parent will either guarantee the indemnification obligations referred to in Section 7.05(a) or take such other action to insure that the ability of the Surviving Corporation, legal and financial, to satisfy such indemnification obligations will not be diminished in any material respect.

                  (c) For six years after the Effective Time, Parent shall, unless Parent agrees in writing to guarantee the indemnification obligations set forth in Section 7.05(a), provide officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, including but not limited to the transactions contemplated by this Agreement, covering each person currently covered by the Company's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section Parent shall not be obligated to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year (which the Company represents to be $129,000), and provided further that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount.

                  (d) The provisions of this Section 7.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

                  SECTION 7.06. Directors. Promptly upon the acceptance for payment of, and payment for, any Shares by Sub pursuant to and subject to the conditions (including the Minimum Condition) of the Offer, Sub shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, a majority of such directors, and the Company shall, at such time, cause Sub's designees to be so elected by its existing Board of Directors. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis in writing all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to, and to constitute a majority of, the Company's Board of Directors as provided above.

                  SECTION 7.07. Fees and Expenses. (a) Except as otherwise provided herein and as provided below in this Section 7.07, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that printing and mailing costs and expenses shall be shared equally by Parent and the Company.

                  (b) In the event that this Agreement is terminated by any party hereto pursuant to Section 9.01(d), the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $6.25 million in immediately available funds (the "Termination Fee") and all Expenses (as defined below). If, at the time of any other termination of this Agreement (other than pursuant to Section 9.01(a) or Section 9.01(b)(ii) or by the Company pursuant to
Section 9.01(e)), a Takeover Proposal shall have been made (other than a Takeover Proposal made solely to a Stockholder (as defined in the Stockholder Agreement) unless and until such Takeover Proposal becomes known to the Company (other than knowledge imputed to the Company by virtue of a direct relationship of such Stockholder with an officer or director of the Company) or becomes publicly known) and prior to December 31, 1997 the Company shall either (x)

consummate a Trigger Takeover Proposal or (y) enter into an Acquisition Agreement providing for a Trigger Takeover Proposal, then the Company shall pay the Termination Fee and all Expenses in the case of clause (x) concurrently with the consummation of such Trigger Takeover Proposal or in the case of clause (y) concurrently with the consummation of the transaction subject to such Acquisition Agreement (whether or not such transaction is consummated prior to December 31, 1997); provided, however, that no Termination Fee and no Expenses will be payable pursuant to this sentence if the Offer is terminated prior to its scheduled expiration date (without giving effect to any voluntary or required extensions thereof) or if at the time this Agreement is terminated, the Minimum Condition shall have been satisfied but any of the other conditions to the Offer shall not have been satisfied. The Company acknowledges that the agreements contained in this Section 7.07(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 7.07(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 7.07(b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Chase Manhattan Bank, N.A. in effect on the date such payment was required to be made. A "Trigger Takeover Proposal" shall have the meaning assigned to the term "Takeover Proposal" in Section 6.02(a) except that references to "20%" in such definition shall be deemed to be references to "40%" and a Trigger Takeover Proposal may only be in the form of a single transaction or a series of related transactions. "Expenses" shall mean all out-of-pocket expenses incurred by Parent and Sub in connection with this Agreement, the Stockholder Agreement and the transactions contemplated hereby and thereby in an amount not to exceed $500,000, payable in immediately available funds.

                  SECTION 7.08. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

                SECTION 7.09. Continuation of Benefits. Parent shall cause the Surviving Corporation to take such actions as are necessary so that, for a period of not less than one year after the Effective Time, employees of the Company who continue their employment after the Effective Time will be provided employee benefits which in the aggregate are at least generally comparable in the aggregate to those provided to such employees as of the date hereof. It is Parent's current intention that, following the first anniversary of the

Effective Time, Parent will provide employee benefit plans, programs, arrangements and policies for the benefit of such employees of the Company which are generally comparable in the aggregate to the employee benefit plans, programs, arrangements and policies for the benefit of other similarly situated employees of Parent and its subsidiaries.

                  SECTION 7.10. Stop Transfer. The Company shall not register the transfer of any certificate representing any Subject Shares (as defined in the Stockholder Agreement), unless such transfer is made to Parent or Sub or otherwise in compliance with the Stockholder Agreement. The Company will inscribe upon any certificates representing Subject Shares tendered by a Stockholder (as defined in the Stockholder Agreement) for such purpose the following legend: "The shares of Common Stock, $.001 par value of Innotech, Inc. represented by this certificate are subject to a Stockholders Agreement dated as of February 10, 1997, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of Innotech, Inc."

                                  ARTICLE VIII

                                   Conditions

                  SECTION 8.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                  (a) Company Stockholder Approval. If required by applicable law, the Company Stockholder Approval shall have been obtained; provided that Parent and Sub shall vote all their Shares in favor of the Merger.

                  (b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

                  (c) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares pursuant to and subject to the conditions (including the Minimum Condition) of the Offer.

                  (d) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                                   ARTICLE IX

                            Termination and Amendment

                  SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the stockholders of the Company:

                  (a) by mutual written consent of Parent and the Company;

                  (b) by either Parent or the Company:

                           (i) if (x) as a result of the failure of any of the
                  Offer Conditions the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment Shares pursuant to and subject to the conditions (including the Minimum Condition) of the Offer or (y) Sub shall not have accepted for payment Shares pursuant to the Offer prior to May 31, 1997; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a material breach of representation or warranty under this Agreement by such party unless such breach was not willful or intentional; or

                          (ii) if any Governmental Entity shall have issued an
                  order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

                  (c) by Parent or Sub prior to Sub's obligation to accept Shares for payment pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (d) or (e) of

         Exhibit A and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company;

                  (d) by either Parent or the Company if, prior to the obligation of Sub to accept Shares for payment pursuant to the Offer, the Board of Directors of the Company determines that a Takeover

         Proposal constitutes a Superior Proposal (as defined below); provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.01(d) unless and until five business days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company and during such five business day period the Company (i) informs Parent of the terms and conditions of the Takeover Proposal and the identity of the person making the Takeover Proposal and (ii) otherwise cooperates with Parent with respect thereto (subject, in the case of this clause (ii), to the condition that the Board of Directors of the Company shall not be required to take any action that it believes, after consultation with outside legal counsel, would present a substantial risk of liability for violating its obligations to the Company or the Company's stockholders under applicable law) with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; provided, further, that the Company may not terminate this Agreement pursuant to this Section 9.01(d) unless at the end of such five business day period the Board of Directors of the Company continues to believe that the Takeover Proposal constitutes a Superior Proposal and no later than two days thereafter the Company pays to Parent the amount specified under Section 7.07(b) pursuant to the terms of such Section 7.07(b); and provided, further, that in the event the determination of the Board of Directors of the Company that a Takeover Proposal constitutes a Superior Proposal is made less than ten business days prior to the scheduled expiration of the Offer, Parent and Sub will either (x) reduce the period described in the first proviso of this
         Section 9.01(d) or (y) extend the Offer, in either case such that the period described in the first proviso of this Section 9.01(d) will end no later than five business days prior to the expiration of the Offer. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the voting power of the Shares of or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the written opinion of a financial advisor of nationally recognized reputation (which opinion shall be provided to Parent)) to be more favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is capable of being obtained by such third party; or

                  (e) by the Company, if Sub or Parent shall have (A) failed to commence the Offer within five business days of the date hereof, (B) failed to pay for Shares pursuant to the Offer in accordance with
         Section 1.01(a) hereof or (C) breached in any material respect any of their respective representations, warranties, other covenants or other agreements contained in this Agreement, which breach or failure to perform in respect of clause (C) is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or Sub, as applicable, except, in any case under clause (C), such breaches and failures which are not reasonably likely to affect adversely Parent's or Sub's ability to complete the Offer or the Merger subject to the terms and conditions of this Agreement.

                  SECTION 9.02. Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in
Section 9.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to the last sentence of
Section 1.02(c), Section 5.06, the last sentence of Section 7.02, Section 7.07,
Section 9.01, this Section 9.02 and Article X; provided, however, that nothing herein shall relieve any party for liability for any breach hereof.

                  SECTION 9.03. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the Company Stockholder Approval (if required by law), but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  SECTION 9.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or
(iii) subject to Section 9.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                  SECTION 9.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement pursuant to Section 9.03 or an extension or waiver pursuant to Section 9.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that in the event that Sub's designees are appointed or elected to the Board of Directors of the Company as provided in Section 7.06, after the acceptance for payment and payment of Shares pursuant to and subject to the Conditions (including the Minimum Condition) of the Offer and prior to the Effective Time, the affirmative vote of a majority of the directors of the Company that were not designated by Parent or Sub shall be required by the Company to (i) amend or terminate this

Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, (iii) extend the time for performance of Parent's and Sub's respective obligations under this Agreement or (iv) take any action to amend or otherwise modify the Company's Certificate of Incorporation or By-laws.

                                    ARTICLE X

                                  Miscellaneous

                  SECTION 10.01. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties or covenants (subject to the succeeding sentence) in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, Shares by Sub pursuant to the Offer. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

                  SECTION 10.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to Parent or Sub, to

                           Johnson & Johnson
                           One Johnson & Johnson Plaza
                           New Brunswick, NJ 08933

                      Attention:  General Counsel

                      Telecopy No.:  (908) 524-2788

                      with a copy to:

                      Cravath, Swaine & Moore
                      Worldwide Plaza
                      825 Eighth Avenue
                      New York, NY 10019

                      Attention:  Robert A. Kindler, Esq.

                      Telecopy No.:  (212) 474-3700

                      and

                  (b) if to the Company, to

                           Innotech, Inc.
                           5568 Airport Road
                           Roanoke, VA 24012

                      Attention:  Ronald D. Blum, O.D.

                      Telecopy No.:  (540) 366-5177

                      with a copy to:

                      Hertzog, Calamari & Gleason
                      100 Park Avenue
                      New York, NY 10017

                      Attention:  Stephen R. Connoni, Esq.

                      Telecopy No.:  (212) 213-1199

                           Kirkland & Ellis
                           200 East Randolph Drive
                           Chicago, IL 60606

                           Attention:  Emile Karafiol, Esq.

                           Telecopy No.:  (312) 861-2200

                  SECTION 10.03. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. As used in this Agreement, "material adverse change" or

"material adverse effect" means, when used in connection with the Company, any change or effect that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, financial condition or results of operations of the Company.

                  SECTION 10.04. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  SECTION 10.05. Entire Agreement; Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein, but excluding Section 4 of the Confidentiality Agreement which Section shall not survive the date hereof) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 7.04, Section 7.05,
Section 7.09 and Articles II and III are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  SECTION 10.06. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

                  SECTION 10.07. Publicity. Except as otherwise required by law or the rules of the Nasdaq National Market, for so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

                  SECTION 10.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  SECTION 10.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

                  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                                     JOHNSON & JOHNSON,

                                                       by
                                                         _______________________
                                                         Name:
                                                         Title:

                                                     INO ACQUISITION CORP.,

                                                       by
                                                         _______________________
                                                         Name:
                                                         Title:

                                                     INNOTECH, INC.,

                                                       by
                                                         _______________________
                                                         Name:
                                                         Title: